Exhibit 99.1

Spectral AI Raises up to $15 Million of Debt Financing and Strengthens Financial Position for U.S. Commercialization

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DALLAS, March 24, 2025 (GLOBE NEWSWIRE) -- Spectral AI, Inc. (NASDAQ: MDAI) (“Spectral AI” or the “Company”), a leading developer of the AI-driven DeepView® System, which uses multi-spectral imaging and AI algorithms to predict burn healing potential, today announced the successful completion of a debt financing agreement of up to $15.0 million in funding from Avenue Venture Opportunities Fund II, L.P., a fund of Avenue Capital Group, with an initial draw down of $8.5 million. In connection with this debt financing, the Company also raised $2.7 million of equity financing from institutional as well as existing investors. With total cash on hand now of over $14 million and potential access to additional debt of $6.5 million, Spectral AI is able to accelerate its product commercialization efforts, including the upcoming U.S. launch of its DeepView System.

The term of the financing agreement is for three years, with an interest- only payment period of no less than 15 months, which can be extended to 24 months upon achieving the milestones laid out in the second financing tranche. The second financing tranche, which is contingent upon FDA clearance of the DeepView System, includes an additional $6.5 million in debt financing and a $7.0 million equity raise to be completed by the Company. The financing also includes warrant coverage equal to 8.5% of the total funding commitment from Avenue Capital Group, with an exercise price of $1.80 per share. As part of the financing, the Company has agreed to a market standstill with no additional stock sales by the Company for a period of at least six months. SP Angel Corporate Finance LLP acted as the sole placement agent for the participation of existing UK investors. Dominari Securities LLC acted as the sole placement agent for U.S. investors.

“This significant financing provides Spectral AI with the resources necessary to finalize our commercialization efforts and bring our cutting- edge DeepView System across the finish line to the U.S. market,” said Dr. J. Michael DiMaio, M.D., Chairman of the Board of Directors of Spectral AI. “We are excited to be working with Avenue Capital and expect the partnership to provide long-term benefits to the Company. This supports our efforts to bring our technology to market and transform the way healthcare providers predict burn wound healing potential and ultimately improve patient outcomes.”

“We have been impressed with the clinical data generated by Spectral AI’s DeepView System and we believe it will offer significant benefits to burn victims in the future,” said Chad Norman, Senior Portfolio Manager at Avenue Capital Group.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView® System. The DeepView® System is being developed as a predictive device to offer clinicians an objective and immediate assessment of a burn wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal of exceeding the current standard of care in the future, the DeepView® System is expected to provide fast and accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. For more information about the DeepView® System, visit www.spectral-ai.com.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the SEC, including the Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward- looking statements.

For Media and Investor Relations, please contact:

David Kugelman

Atlanta Capital Partners LLC

(866) 692-6847 Toll Free - U.S. & Canada

(404) 281-8556 Mobile and WhatsApp Email: dk@atlcp.com

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AI     Artificial Intelligence     Medical devices     healthcare     Medtech